UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
U.S. MICROBICS, INC.
(Exact name of registrant as specified in its charter)

Colorado	88-0990371
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6451-C El Camino Real, Carlsbad, California	92009
(Address of principal executive offices)	(Zip Code)

2006-I Employee Stock Incentive Plan
(Full title of the plan)

Robert C. Brehm
6451-C El Camino Real
Carlsbad, California 92008
(760) 918-1860

copies to:

Nimish P. Patel Richardson & Patel, LLP 10900 Wilshire Boulevard, Suite 500 Los Angeles, California 90024 (310) 208-1182
(Name and address and telephone of agent for service)

CALCULATION OF REGISTRATION FEE
Title of Securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock	50,000,000	$ 0.0165	$825,000	$97.10

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of Regulation C as of the close of the market on April 6, 2006, based upon the average of the closing bid and ask prices as quoted on the OTC Bulletin Board for that date.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information

Not Applicable

Item 2.  Registrant Information and Employee Plan Annual Information

Not Applicable

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference into this Registration Statement:

(a)  The Annual Report for the fiscal year ended September 30, 2005, filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on Form 10-KSB/A on March 1, 2006, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed.

(b) The Quarterly Report for the period ended December 31, 2005, filed by the Registrant with the Commission on Form 10-QSB on March 14, 2006.

(c) The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form SB-2 filed with the Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”) on May 5, 2000, including all amendments filed for the purpose of updating such common stock description.

(d) In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

The class of securities to be offered is Common Stock.

Item 4.  Description of Securities.

Not Applicable. The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.  Interests of Named Experts and Counsel.

Richardson & Patel, LLP, has given an opinion on the validity of the securities being registered hereunder. Erick Richardson and Nimish Patel, principals in the law firm, are eligible to receive shares of the Company’s common stock pursuant to this Form S-8 registration statement.

Item 6.  Indemnification of Directors and Officers

The Company's Bylaws and the Colorado General Corporation Law provide for indemnification of directors and officers against certain liabilities. Officers and Directors of the Company are indemnified generally against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, were not found guilty, and, in any criminal matter, had reasonable cause to believe that their conduct was not unlawful.

The Company's Certificate of Incorporation further provides that a director of the Company shall not be personally liable for monetary damages of the Company or its shareholders for breach of any fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve misconduct or a knowing violation of law; (iii) for the lawful payments of dividends or stock redemption by the Company; or (iv) for any transaction from which the director derives an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 7.  Exemption from Registration Claimed

Not Applicable.

Item 8.  Exhibits.

4.1	2006-I Employee Stock Incentive Plan
5.1	Opinion and Consent from Richardson & Patel, LLP
23.1	Consent of Russell Bedford Stefanou Mirchandani LLP
23.2	Consent of Richardson & Patel, LLP (included in Exhibit 5.1)

Item 9.  Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution;

(2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering;

(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering; and

(4) For determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, to be a seller to the purchaser and to be considered to offer or sell such securities to such purchaser: a) any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424); b) any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant; c) the portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on its behalf; and d) any other communication that is an offer in the offering made by the Registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, on April 10, 2006.

U.S. MICROBICS, INC.

By:	/s/ Robert C. Brehm

Robert C. Brehm, Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Form S-8 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Dated: April 10, 2006	/s/ Robert C. Brehm Robert C. Brehm,
President, Chief Executive Officer
(Principal Executive Officer) and Director

Dated: April 10, 2006	/s/ Conrad Nagel Conrad Nagel,
Chief Financial Officer
(Principal Accounting Officer), and Director

Dated: April 10, 2006	/s/ Robert Key Robert Key,
Director

Dated: April 10, 2006	/s/ Mark Holmstedt Mark Holmstedt,
Director